UNITED STATES                            OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION       OMB Number:        3235-0058
               Washington, D.C.  20549           Expires:        May 31, 1997
                                                 Estimated Average Burden:
                    FORM 12b-25                  hours per response......2.50
            NOTIFICATION OF LATE FILING
                                                           SEC FILE NUMBER
                                                           _______________

                                                             CUSIP NUMBER
                                                           _______________

 (Check One)  [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10QSB
              [ ] Form N-SAR

 For Period Ended:   September 30, 1996
       [ ] Transition Report on Form 10-K
       [ ] Transition Report on Form 20-F
       [ ] Transition Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR
       For the Transition Period Ended:_____________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

__________________________________________________________________________

PART I - REGISTRANT INFORMATION
__________________________________________________________________________
Full Name of Registrant

     ND Holdings, Inc.
__________________________________________________________________________
Former Name if Applicable

     N/A
__________________________________________________________________________
Address of Principal Executive Office (Street and Number)

     1 N. Main Street, Minot, ND  58701
__________________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]  (b)   The subject annual report, semi-annual report, transition
           report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Company has not completed final data compilation from the rescission exchange offering. Such information will be included in the Form 10Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Gordon Dihle              701              464-5766
     -----------------------    -----------     -----------------
             (Name)             (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If Answer is no, identify report(s).

                                                     [X] Yes      [ ] No
     _____________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                     [ ] Yes      [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

__________________________________________________________________________

                        ND Holdings, Inc.
     ------------------------------------------------------
          (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date      November 14, 1996         By    s/s Robert Walstad
           ----------------------------     ------------------------

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).